Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
Ralph Norwood	Dave Gentry
Chief Financial Officer	Aurelius Consulting Group
617-661-0540	407-644-4256
www.runonideas.com
info@Aureliusconsulting.com

SATCON TECHNOLOGY REPORTS THIRD QUARTER OPERATING RESULTS

Backlog increases by 25% to highest level in two years – revenues increase – EBITDA improves

Cambridge, MA – August 9, 2004 – SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of electronic power control systems, today reported financial results for its fiscal 2004 third quarter, which ended on June 26, 2004.

“The third quarter was very successful for SatCon,” said David Eisenhaure, SatCon’s president and CEO.  “We had a strong quarter of bookings and our backlog increased by over 25%, from $18 million to $23 million.  That’s the highest backlog number at the end of a quarter that we’ve had since we began reporting backlog data about two years ago.  We had $8.6 million in sales, an increase from the $8.2 million of last quarter and a 41% increase over last year’s $6.1 million.  Our EBITDA, which we define as operating profit plus depreciation and amortization, was close to breakeven at a negative $200 thousand.  So, from an overall viewpoint, we are seeing our business growing, our costs stabilizing and our goal to be EBITDA positive for the second half of the year becoming a reality.”

Revenue for the three months ended June 26, 2004 was $8.6 million, a 41% increase over the $6.1 million for the same period last year. In addition, the operating loss for the third quarter was $0.7 million, compared to an operating loss of $7.3 million for the same period last year.  For the nine months ended June 26, 2004, revenue was $25.0 million, compared with $18.1 million for 2003, a 38% increase.  Operating loss was $2.5 million for the nine months ended June 26, 2004, compared to $23.9 million for the same period last year.

“In general, as we look forward this year and into next, we see improved sales in all of our markets including defense, power systems, electronics, semiconductor manufacturing, alternative energy, test and measurement and industrial automation,” continued Eisenhaure.   “For fiscal year 2005, we expect double digit growth in sales and have set a goal to be profitable at the operating profit level for the year.  There are three main reasons to be confident that we will achieve those goals.  First - our backlog, which at the end of the third quarter was up over 25% from the end of the prior quarter; second - the 40 to 50% incremental margin we typically earn on additional revenue; and third, our cost structure, which you can readily see from our recent results has stabilized at reduced levels.”

“Looking forward to the fourth quarter, as we mentioned in a June press release we expected revenues to be between $35 and $39 million for the year with a positive EBITDA for the second half of the year.   At the present time, we expect to be at the low to mid-point of that revenue range, which is consistent with our goal to be EBITDA positive for the second half of the year.  For the year, this would represent a significant increase in sales over last year and coupled with our cost cutting would result in a significant improvement in EBITDA compared with the last several years.”

About SatCon Technology Corporation

SatCon Technology Corporation develops, manufactures and sells power control products for critical military systems, alternative energy applications and in high-reliability industrial automation.  Products include inverter electronics from 5 kilowatts to 5 megawatts; power switches; and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics and high-efficiency machines and control systems for a variety of defense applications.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will be successful in achieving any of the objectives that are stated within the release, and such failure to achieve those objectives could have a material, adverse effect on the future of the Company.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SatCon Technology Corporation
Consolidated Statements of Operations
($ in thousands, except per share data)

	Three months ended		Nine months ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
	(Unaudited)		(Unaudited)

Product revenue	$6,841	$5,011	$19,255	$14,591
Funded research and development revenue	1,771	1,079	5,703	3,555
Total revenue	8,612	6,090	24,958	18,146
Operating expenses:
Cost of product revenue	5,483	8,117	15,845	19,795
Research and development expenses:
Funded research and development expenses	1,416	850	4,211	3,027
Unfunded research and development expenses	4	313	5	1,427
Total research and development expenses	1,420	1,163	4,216	4,454
Selling, general and administrative expenses	2,248	3,281	7,055	10,975
Amortization of intangibles	112	99	335	393
Write-off of impaired long-lived assets	—	700	700
Write-off of impaired goodwill and intangible assets	—	—	—	5,751
Total operating expenses	9,263	13,360	27,451	42,068
Operating loss	(651)	(7,270)	(2,493)	(23,922)
Unrealized loss on warrants	(77)	16	(81)	12
Unrealized gain on Series B warrants	—	—	35	—
Write-down of investment in Beacon Power	—	—	—	(542)
Realized gain from sale of Beacon Power Corporate Common Stock		795		795
Other income/(expense)	2	—	3	56
Interest income	3	2	9	3
Interest expense	(72)	(317)	(6,832)	(685)
Net loss	$(795)	$(6,774)	$(9,359)	$(24,283)

Earnings per share, basic and diluted:

Net loss	$(0.03)	$(0.36)	$(0.35)	$(1.36)

Shares used for computing basic and diluted EPS	28,078	18,886	26,379	17,865

SatCon Technology Corporation
($ in thousands)

Consolidated Balance Sheets as of:	June 26, 2004	September 30, 2003
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents (including restricted cash)	$2,419	$1,235
Accounts receivable, net	5,510	5,499
Unbilled contract costs, net	827	803
Funded research and development expenses in excess of billions	356	151
Inventory	5,084	5,802
Prepaid expenses and other current assets	863	726
Total current assets	15,059	14,216
Property and equipment	14,771	14,699
Accumulated depreciation	(8,835)	(7,772)
Property and equipment, net	5,936	6,927
Goodwill and Intangibles	6,273	6,274
Accumulated amortization	(3,046)	(2,651)
Goodwill and Intangibles, net	3,227	3,623
Warrant to purchase Beacon Power common stock	17	90
Warrant to purchase MTI common stock	—	7
Other long-term assets	100	119
Total assets	$24,339	$24,982

LIABILITIES AND EQUITY
Current liabilities:
Bank line of credit	$—	$1,802
Current portion of long-term debt	199	271
Accounts payable	3,911	5,967
Accrued expenses	4,153	5,141
Deferred revenue	371	2,447
Total current liabilities	8,634	15,628
Redeemable convertible Series A preferred stock	—	1,659
Redeemable convertible Series B preferred stock	2,125	—
Convertible subordinated debentures	—	763
Long-term liabilities, net of current portion	517	770

Stockholders’ equity:
Common stock; $.01 par value, 50,000,000 shares authorized 27,883,970 shares issued at March 27, 2004 and 21,023,200 shares issued at September 30, 2003	281	210
Additional paid-in capital	139,057	122,793
Accumulated deficit and accumulated other comprehensives	(126,275)	(116,841)
Total stockholders’ equity	13,063	6,162
Total liabilities and stockholders’ equity	$24,339	$24,982